Execution Copy

Exhibit 10.1

11455 El Camino Real, Suite 250
San Diego, CA 92130
(858) 369-7100

March 3, 2025

Dear Justin,

This Amended and Restated Employment Agreement (this “Agreement”), effective as of March 3, 2025 (the “Effective Date”), confirms the terms of your employment with MEI Pharma, Inc. (“MEI”).

WHEREAS, you are currently employed by MEI pursuant to the terms of the letter agreement, effective June 12, 2023, as amended by the addendum, dated July 31, 2024 (the “Prior Agreement”); and

WHEREAS, you and MEI have determined that it is in the best interest of MEI and you to amend and restate the Prior Agreement, which is hereby superseded in its entirety, effective as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, and intending to be legally bound hereby, you and MEI agree as follows:

1.
Employment. As of the Effective Date, MEI agrees to continue to employ you as the acting Chief Executive Officer, the Chief Financial Officer, and Secretary of MEI, with the duties and responsibilities set forth in this Agreement. You will continue to report to the Board of Directors of MEI (the “Board”).
2.
Term. The term of this Agreement shall commence on the Effective Date and continue until September 30, 2025, unless terminated earlier as described in this Agreement (the “Term”). During the Term, you shall continue to devote your full time and attention to promote the business and affairs of MEI and its affiliated entities. You will continue to perform those services customary to your positions, and such other lawful duties that may be reasonably assigned to you from time to time by the Board, provided those duties are consistent with your position and authority. The foregoing shall not be construed as preventing you from (1) serving on for profit, civic, educational, philanthropic or charitable boards or committees, with the prior written consent of the Board, and (2) managing personal, financial and legal affairs, in each case, subject to compliance with this Agreement, provided that such activities are permitted under MEI’s code of conduct and employment policies and do not violate the provisions of the Assignments of Inventions/Proprietary Information section below.
3.
Compensation. Your total compensation package is as follows:
a.
Your will receive an annual base salary of $550,000, effective as of August 1, 2024, payable in accordance with MEI’s regular payroll practices. The annual base salary may be increased in the discretion of the Compensation Committee of the Board (the “Compensation Committee”).
b.
You will be eligible to participate in MEI’s annual bonus plan, with an annual target of 50% of base salary, for the period ending June 30, 2025. For the avoidance of doubt, if your employment terminates for any reason, except for Cause (as defined below), any unpaid bonus will be paid immediately upon termination of employment.
c.
You will be eligible to receive a retention bonus equal to $412,500, provided that, through the Retention Date (defined below), you (i) remain actively employed by MEI in good standing and have not provided notice of your resignation from MEI, (ii) continue to perform your regular job duties and other duties specifically assigned to you by the Board, and (iii) continue to comply with MEI’s policies and agreements (the “Retention Bonus”). The Retention Bonus shall be paid within 30 days after the Retention Date. The “Retention Date” means the first to occur of (i) the closing date of a Change in Control (as defined below), (ii) the date of your termination of employment by MEI without Cause, termination for Good Reason (as defined below), or termination on account of death or Disability (as defined below), (iii) the date that is 30 days after the date on which the Board of MEI approves the dissolution, winddown, liquidation or other winding-up of MEI, or (iv) September 30, 2025.
d.
You will be eligible to receive a lump sum cash payment equal to 10% of MEI’s net absolute cash retention as compared to MEI’s forecasted cash usage as determined by the Board as of the Measurement Date (as defined below), subject to your continued service as described below (the “Success Fee”). Notwithstanding the foregoing, the Board may adjust the metrics applicable to the Success Fee in the Board’s sole discretion based on the occurrence of events or initiatives that the Board determines make an adjustment appropriate (including without limitation any corporate transaction). The “Measurement Date” is the first to occur of (i) March 31, 2025, (ii) the closing date of a Change in Control, or (iii) the date on which the Board approves the dissolution, winddown, liquidation or other winding-up of MEI. The Success Fee shall be paid within 30 days after March 31, 2025, provided that, through March 31, 2025, you (i) remain actively employed by MEI in good standing and have not provided notice of your resignation from MEI (except as otherwise provided in the following sentence), (ii) continue to perform your regular job duties and other duties specifically assigned to you by the Board, and (iii) continue to comply with MEI’s policies and agreements. If your employment is terminated prior to March 31, 2025 by MEI without Cause, by you for Good Reason, or on account of death or Disability, and you otherwise meet the conditions of clauses (i) through (iii) of the foregoing sentence through your termination date, the Success Fee shall be paid within 30 days after March 31, 2025, subject to your execution of an effective release of claims in favor of MEI in a form prescribed by MEI

(which shall be in the form provided as Exhibit B to the Prior Agreement, subject to such legally required changes as MEI may require) (the “Release”). Nothing in this Section 3(d) shall affect the Board’s discretion to manage MEI and MEI’s cash as it deems appropriate.
e.
You will be eligible to be granted options to purchase shares of common stock of MEI or other equity grants on terms comparable to those of other senior executives of MEI. The exercise price of such stock options will be equal to the Nasdaq closing price per share of MEI stock on the date of grant. The equity grants will be made under the 2008 Stock Omnibus Equity Compensation Plan or a successor plan (the “Equity Compensation Plan”) and will have vesting and other terms and conditions at least as favorable as the annual equity grants made to other MEI senior executives for the applicable year.
f.
You will be eligible to participate in MEI’s health, retirement, expense reimbursement and other benefit plans as in effect from time to time on terms no less favorable than those provided to other senior executives of MEI. You will receive personal time off (“PTO”) in accordance with MEI policies, which currently provide nine hours of PTO per pay period, as well as paid time off for sick leave and holidays on terms no less favorable than those provided to other senior executives of MEI.
4.
Termination of Employment.
a.
Voluntary Termination without Good Reason. You may terminate your employment voluntarily at any time and for any reason by providing the Board with 30 days’ advance notice (or such shorter period of notice as the Board may accept). Upon your voluntary termination of employment (other than for Good Reason as described below), you shall be eligible to receive only salary and PTO amounts that you have earned but that have not yet been paid to you as of your date of termination of employment, and vested benefits under MEI benefit plans.
b.
Termination Upon Death or Disability. If your employment with MEI terminates as a result of your death or Disability, you shall be eligible to receive (i) salary and PTO amounts that you have earned but that have not yet been paid to you, (ii) vested benefits under MEI benefit plans, and (iii) the Severance Benefits (as defined below). The payments described in this Section 4(b) shall be payable as a lump sum payment within 60 days following the date of termination, other than payment of the Retention Bonus and Success Fee, which shall be payable at the applicable time described in section 3(c) or 3(d) above, respectively. Payment of the Severance Benefits (other than the prorated bonus described in Section 4(d) below, if applicable, and the Retention Bonus) in the event of your Disability shall be conditioned upon your execution of an effective Release.
c.
Termination for Cause. MEI may terminate your employment for Cause with advance written notice. If your employment with MEI terminates for Cause, you shall be eligible to receive only salary and PTO amounts that you have earned but that have not yet been paid to you as of the date of termination, and vested benefits under MEI benefit plans.
d.
Termination by MEI Other than for Cause. MEI may terminate your employment other than for Cause. Upon your termination of employment other than for Cause, MEI will provide the following severance benefits to you (in lieu of notice) (collectively, the “Severance Benefits”):
i.
12 months of your annual base salary in effect at the time of termination, which shall be payable as a lump sum payment within 60 days following the date of termination.
ii.
A lump sum payment equal to $70,669, which shall be payable at the time described in Section 4(d)(i) above.
iii.
If your employment terminates prior to June 30, 2025, you will receive a prorated target annual bonus for the 2025 fiscal year. The prorated bonus will be determined by multiplying your full year target annual bonus by a fraction, the numerator of which is the number of days during which you were employed by MEI in the fiscal year in which the termination date occurs and the denominator of which is 365. The prorated annual bonus will be payable as a lump sum payment at the time described in Section 4(d)(i) above. For the avoidance of doubt, if your employment terminates on or between July 1, 2025 and September 30, 2025, you will not receive a prorated bonus for this period.
iv.
Accelerated vesting of your outstanding MEI stock options so that you will be vested in the same number of options as if you had continued to be employed by MEI for an additional 12 months following your termination date.
v.
The Retention Bonus, which shall be payable as a lump sum payment at the time described in Section 3(c) above.
vi.
The Success Fee, which shall be payable as a lump sum payment at the time described in Section 3(d) above.

MEI’s payment of the Severance Benefits (other than the prorated bonus and the Retention Bonus) to you shall be conditioned upon your execution of an effective Release. Except for providing you with the Severance Benefits, you are not eligible for any severance pay or other benefits from MEI, other than salary and PTO amounts that you have earned but that have not yet been paid to you, vested benefits under MEI benefit plans (other than any severance plan), and your vested rights under MEI’s equity plans.

e.
Termination for Good Reason. You may terminate your employment for Good Reason (as defined below) by providing written notice to the Board within 60 days after the occurrence of the event constituting Good Reason. The written notice shall contain a detailed description of the event giving rise to your termination for Good Reason. Following the receipt of your notice, MEI shall have a period of 30 days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in your notice of termination. If MEI does not correct the act or failure to act, you must terminate your employment for Good Reason within 60 days after the end of the cure period, in order for the termination to be considered a Good Reason termination. Upon your termination of employment for Good Reason during this 60-day period, you will receive the same Severance Benefits as provided in the event of termination by MEI without Cause as described above (and below, if applicable); provided that MEI’s payment of the Severance Benefits shall be subject to your execution of an effective Release, also as described above. Except for providing you with the Severance Benefits, you are not eligible for any severance pay or other benefits from MEI, other than salary and PTO amounts that you have earned but that have not yet been paid to you as of the termination date, vested benefits under MEI benefit plans (other than any severance plan), and your vested rights under MEI’s equity plans.
f.
Change in Control. Notwithstanding the foregoing, if MEI terminates your employment without Cause or you terminate employment for Good Reason, in either case upon or within two years after a Change in Control, or if MEI terminates your employment without Cause, within three months prior to a Change in Control at the request of the other party to the Change in Control transaction, then your outstanding stock options will become fully vested and exercisable as of the date of your termination of employment, subject to your execution of an effective Release.
5.
Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
a.
The term “Cause” means a finding by MEI that you have (i) been convicted of, or have pleaded nolo contendere to, a felony or a crime involving moral turpitude, (ii) committed an act of gross negligence or fraud with respect to MEI’s business, (iii) failed, refused or neglected to substantially perform your duties or to implement the lawful directives of the Board that continued for 30 days after you were provided specific written notice thereof, (iv) materially failed to follow MEI’s employment or other applicable policies, or (v) willfully engaged in conduct that is materially injurious to MEI, monetarily or otherwise; provided that you will have 30 days after notice from the Board to cure a failure or a breach set forth above, if curable.
b.
The term “Change in Control” shall have the meaning ascribed to it in the Equity Compensation Plan.
c.
The term “Disability” shall mean that you become unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.
d.
The term “Good Reason” shall mean the occurrence of one or more of the following without your written consent:
i.
material diminution by the Board of your authority, duties or responsibilities;
ii.
material diminution in your base salary;
iii.
involuntary relocation to a new place of business greater than 50 miles from MEI’s then current headquarters office; or
iv.
any action or inaction that constitutes a material breach by MEI of this Agreement.

6.
Assignments of Inventions/Proprietary Information.
a.
Proprietary Information. As a condition of your employment, you acknowledge and agree that you remain subject to the terms and conditions of your Employee Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”), dated June 9, 2023, which continues in full force and effect; provided that you and MEI agree that the second sentence of Section 5 of the Proprietary Information Agreement (titled “Additional Activities”) relating to post-termination inducement of employees is void and will not be enforced by MEI.
b.
Reports to Government Entities. Nothing in this Agreement shall prohibit or restrict you from initiating communications directly with, responding to any inquiry from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General or any other federal, state or local regulatory authority, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. You do not need the prior authorization of MEI to engage in conduct protected by this subsection, and you do not need to notify MEI that you have engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
7.
Return of Company Property. Upon termination of your employment with MEI for any reason, and at any earlier time requested by MEI, you will deliver to the person designated by MEI all originals and copies of all documents and property of MEI or an affiliate that is in your possession or under your control or to which you may have access. You will not reproduce or appropriate for your own use, or for the use of others, any property, proprietary information or work product of MEI or its affiliates.
8.
Section 409A. This Agreement is intended to comply with the requirements of applicable law. In particular, this Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or an exemption thereto, and payments may only be made to you upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable. Separation pay provided under this Agreement is intended to be exempt from Section 409A of the Code under the “separation pay” and/or “short-term deferral” exceptions to the maximum permissible extent. If you are considered a “specified employee,” if and to the extent necessary to comply with Section 409A of the Code, any payments due to you shall be delayed for a period of six months after your separation from service. Any payment due to you shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may you, directly or indirectly, designate the calendar year of a payment. If the period for executing a release spans two calendar years and the amounts payable to you are subject to Section 409A of the Code, payment of any amounts to you in connection with the execution of the release shall be made in the second calendar year. All reimbursements and in-kind benefits provided to you shall be made or provided in accordance with the requirements of Section 409A of the Code.
9.
Section 280G. In the event of a change in ownership or control under Section 280G of the Code, if it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to you or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the aggregate present value of the Payments under the Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below) if and only if the Accounting Firm (described below) determines that the reduction will provide you with a greater net after-tax benefit than would no reduction. No reduction shall be made unless the reduction would provide you with a greater net after-tax benefit. The determinations under this provision shall be made as follows:
a.
The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with Section 280G(d)(4). The term “Excise Tax” means the excise tax imposed under Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.
b.
All determinations to be made under this provision shall be made by an independent certified public accounting firm selected by MEI and to which you have agreed immediately prior to the change in ownership or control transaction (the “Accounting Firm”). The Accounting Firm shall provide its determinations and any supporting calculations both to you and MEI within 10 days of the transaction. Any such determination by the Accounting Firm shall be binding upon you and MEI. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this provision shall be borne solely by MEI.
10.
Tax Withholding. MEI shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which MEI is required to withhold. MEI shall be entitled to rely on the advice of counsel if any questions as to the amount or requirement of withholding shall arise.
11.
MEI Policies. As an employee of MEI, you are required to comply with all MEI policies and procedures; in particular, you are required to familiarize yourself with, observe and comply with the rules and policies of MEI as adopted in writing by from time to time, in each case, as amended from time to time, and as delivered or made available to you (each, a “Policy”), including but not limited to prohibiting unlawful harassment and discrimination, confidentiality, assignment of invention rights, and the policy concerning drugs and alcohol. This Agreement and the compensation payable hereunder shall be subject to any applicable clawback or recoupment Policies, share trading Policies, and other Policies that may be implemented by the Board from time to time with respect to officers of MEI.
12.
Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning your employment by MEI, including the Prior Agreement. This Agreement may be changed only by a written document signed by you and MEI.

13.
Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of California without regard to rules governing conflicts of law.

[Signature Page Follows]

Execution Copy

Exhibit 10.1

By signing below and accepting this Agreement, you will acknowledge and agree that the length of employment, promotions, positive employment reviews, pay increases, bonuses, increases in job duties or responsibilities and other changes during employment will not change the at-will term of your employment with MEI and will not create any implied contract requiring cause for termination of employment.

If you agree to the terms of this Agreement, please countersign below where indicated.

Sincerely,
MEI Pharma, Inc.

By: _____________________________
Title:

Agreement accepted:

_____________________________ Date:

Justin File